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                                                                    Exhibit 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                     THREE MONTHS ENDED
                                                         FOR THE YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                --------------------------------------------------   -------------------
                                                 1999         2000      2001      2002      2003       2003       2004
                                                -------      -------   -------   -------   -------   --------   --------
                                                                         (DOLLARS IN THOUSANDS)
Earnings:
Income (loss) from continuing operations
  before income taxes.........................  $(1,411)     $ 9,414   $ 6,344   $ 5,641   $ 9,909   $ 3,141    $10,410
Fixed charges.................................   10,318        9,180     8,859     8,212     6,070     2,076        380
Amortization of capitalized interest..........    1,545        1,738     1,807     3,145     4,477       872      1,550
Interest capitalized..........................   (1,257)      (2,452)   (4,244)   (4,086)   (3,810)   (1,135)      (310)
                                                -------      -------   -------   -------   -------   -------    -------
Earnings......................................  $ 9,195      $17,880   $12,766   $12,912   $16,646   $ 4,954    $12,030
                                                =======      =======   =======   =======   =======   =======    =======

Fixed Charges:
Interest incurred, whether expensed or
  capitalized.................................  $10,001      $ 8,881   $ 8,622   $ 7,943   $ 5,787   $ 2,008    $   310
Interest portion of rental expense............      317          299       237       269       283        68         70
                                                -------      -------   -------   -------   -------   -------    -------
Fixed Charges.................................  $10,318      $ 9,180   $ 8,859   $ 8,212   $ 6,070   $ 2,076    $   380
                                                =======      =======   =======   =======   =======   =======    =======
Ratio of earnings to fixed charges............    0.89x        1.95x     1.44x     1.57x     2.74x     2.39x     31.66x
                                                =======      =======   =======   =======   =======   =======    =======


(1) Additional earnings of $1,123 would have been required to cover fixed charges.
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